Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148442, and No. 333-149753 on Form S-3, and Registration Statement No. 333-49837, No. 333-44436 and No. 333-101962 on Form S-8 of our reports dated May 28, 2008, relating to the financial statements and financial statement schedule of Network Equipment Technologies, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment”), and the effectiveness of Network Equipment Technologies, Inc's. internal control over financial reporting, appearing in this Annual Report on
Form 10-K of Network Equipment Technologies, Inc. for the year ended March 28, 2008.

DELOITTE & TOUCHE LLP

San Jose, California
May 28, 2008